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                            NUVEEN MUNICIPAL TRUST

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 24th day of May 2006 by and between Nuveen Municipal Trust, a Massachusetts business trust (the "Fund"), and Nuveen Asset Management, a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2006 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2007 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2007 and ratify and confirm the Agreement in all respects.

                                              NUVEEN MUNICIPAL TRUST

                                              By: /s/ Jessica R. Droeger
                                                  -----------------------------
                                                  Vice President

ATTEST:

/s/ Virginia L. O'Neal
-------------------------
Assistant Secretary

                                              NUVEEN ASSET MANAGEMENT

                                              By: /s/ William M. Fitzgerald
                                                  -----------------------------
                                                  Managing Director

ATTEST:

/s/ Stuart Cohen
-------------------------
Assistant Secretary